EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT
FOR THE ATWOOD HUNTER

FOR IMMEDIATE RELEASE

HOUSTON, July 29, 2013 -- Atwood Oceanics, Inc.  (NYSE: ATW) announced today that one of its subsidiaries has been awarded a drilling services contract by Guinea Ecuatorial De Petroleos “GEPetrol” for the semisubmersible rig Atwood Hunter.  This contract is for a three well contract with a minimum term of ninety days and includes the provision of an option for one additional well with an estimated duration of thirty days.  This contract will be performed offshore Equatorial Guinea at a day rate of approximately $515,500.

Contract commencement is expected to occur in October 2013 in direct continuation of present operations.  With the award of this contract, the firm contractual commitment for the Atwood Hunter is expected to extend to January 2014.

Atwood Oceanics, Inc. is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The Company currently owns thirteen mobile offshore drilling units and is constructing four ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including expected commencement and contractual commitment, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.